Exhibit 99.1

KBR Announces Solid Second Quarter 2016 Earnings

HOUSTON, Texas — July 29, 2016 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, today announced solid second quarter 2016 financial results.

Net income attributable to KBR was $47 million or $0.32 per diluted share ($0.35 per diluted share excluding $4 million in pre-tax U.S. Government legacy legal fees) in the second quarter of 2016 compared to net income of $62 million or $0.43 per diluted share ($0.46 per diluted share excluding $5 million in legacy legal fees) in the second quarter of 2015. Results in the second quarter of 2015 included a $28 million pre-tax gain on the sale of a non-strategic business. Consolidated revenue in the second quarter of 2016 was $1.0 billion compared to $1.4 billion in the second quarter of 2015 ($1.2 billion excluding 2Q15 revenues of businesses divested or deconsolidated during 2015).

“KBR’s transformation and strategic discipline continues to result in strong financial performance supported by growing demand for our government services and despite challenges in the hydrocarbons sector. On July 1, we closed on the acquisition of Wyle, Inc. which will operate under the brand name “KBRwyle”. This business combined with our existing government services franchise provides us with an increasing proportion of higher margin, long-term, annuity-type contracts which are seeing increased synergy with our E&C technical personnel. This quarter, KBR was awarded two contract extensions with the U.S. Department of Defense and a multi-year services contract for the Australian Defense Department. Our opportunity pipeline continues to grow and the Government Services and Technology businesses provide greater visibility into earnings in 2017 and beyond” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.

“Our second quarter 2016 results also reflect continued progress against our cost reduction targets. We are on track to exceed the year-end 2016 targets with at least $200 million in annual cost savings already identified and actioned to date. These are net savings and reflect the total overhead cost reductions that are partially offset by reduced volumes of costs chargeable to contracts. Directionally significant, we reached agreement with the U.S. government on reimbursement of previously incurred legal fees plus any potential further legal costs and plaintiff awards related to the legacy sodium dichromate legal disputes. We continued with a balanced capital allocation policy through the acquisition of Wyle and the payment of a competitive yielding dividend, and our Balance Sheet provides us with future optionality,” Bradie said.

Business Discussion (All comparisons are second quarter 2016 versus second quarter 2015 unless otherwise noted.)

Technology & Consulting (T&C) Results

Technology & Consulting gross profit was $15 million, down $6 million from the prior year while revenue increased by $18 million to $98 million. The strong sales reflect a continuing trend from 4Q15 of an increase in the proportion of proprietary equipment sales which carry lower margins than technology license sales. Almost 60% of revenue in 2Q16 was derived from proprietary equipment sales compared to 25% in the same period last year. While this has reduced the segment’s margin percentages below 20% in 2016, we believe this is more of a timing issue and continue to expect the long-term margin percentages for this business to be in the low twenties.

The integration of the technology acquisitions made earlier this year is substantially complete and we continue to seek opportunities to supplement our current technology portfolio. The smaller upstream consulting portion of the T&C business remains challenged from reduced volume of business caused by low oil prices.

Engineering & Construction (E&C) Results

Engineering & Construction gross profit was $35 million, down $17 million from the prior year. The reduction in gross profit was due primarily to increased costs during plant start-up of an EPC ammonia project in the U.S. related to equipment failure and to reduced project activity including a major LNG project in Australia. This reduction was partially offset by a gain on closeout activities of an LNG project in Africa.

Revenue was $621 million, a decrease of $332 million mainly due to the deconsolidation of KBR’s Americas Industrial Services business which had revenues of $119 million in 2Q15, lower revenue on an LNG project in Australia as the project moves towards completion, and reduced activity on a number of other projects.

Equity in earnings of unconsolidated affiliates was $23 million, down $17 million, predominantly due to a favorable earnings adjustment in 2Q15 that did not reoccur in 2016 on our offshore maintenance joint venture in Mexico.

Government Services (GS) Results

Government Services gross profit was $41 million, an increase of $42 million, while revenue was $229 million, an increase of $71 million from the prior year. This increase was due to expansion of existing U.S. government contracts and task orders supporting the U.S. Military and from the successful agreement with the U.S. government regarding reimbursement of $33 million in legal fees related to the sodium dichromate legal disputes. The agreement also covers reimbursement of future legal fees and any potential future awards to plaintiffs under the Restore Iraqi Oil (RIO) contract. The company also incurred approximately $4 million in legal fees in 2Q16 relating to the legacy LogCap III and other matters from the RIO contract.

Equity in earnings of unconsolidated affiliates was $10 million, down $3 million, and primarily driven by higher earnings from a U.K Ministry of Defence construction project that was nearing completion in 2015 that did not reoccur in 2Q16. Equity in earnings reflects continued strong performance on joint venture annuity type contracts in the U.K.

Looking forward, KBR along with KBRwyle now has significant capabilities and service offerings that span the full spectrum of government mission requirements including research and development, testing, engineering, logistics, deployed operations, and life-cycle sustainment. The acquisition is expected to be accretive to KBR’s earnings per share in 2016 and we continue to seek additional high-end government services acquisition targets. KBR also remains well placed in sole source negotiations on the U.K. MoD’s large scale Army 2020 rebasing contract and expect a client decision later this year. Growth expectations also include expansion of the company’s international base operating support services and task orders supporting the U.S. Military in 2016.

Non-Strategic Business (NSB) Results

Non-Strategic Business had a gross loss of $17 million in the quarter driven by higher subcontractor costs forecast to complete a power project as that project moves toward completion in early 2017. Revenue was $61 million, down $129 million, primarily related to the sale of the Building Group business unit in 2Q15 which had revenues of approximately $55 million in 2Q15 and from reduced activities on two recently completed power projects.

Strategic Actions Update

During the second quarter, the company incurred $12 million in pre-tax restructuring costs primarily related to severance costs and recorded a $2 million pre-tax gain mainly due to the disposition of certain Corporate real estate assets. The company continues to rebalance its business portfolio to focus on International Government Services and Global Hydrocarbons.

Guidance

The company reiterates its full year 2016 fully diluted earnings per share guidance of between $1.20 and $1.45 per share, excluding legal costs associated with legacy U.S. Government contracts and including results for KBRwyle for the second half of 2016 which are expected to add between $0.05 and $0.08 per share. KBR expects the legacy legal costs to be approximately $15 million, or $0.11 per fully diluted share in 2016. The estimated legacy legal fees do not assume any cost reimbursement from the U.S. Government that could occur in the future.

About KBR, Inc.

KBR, Inc.is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 22,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA

•	Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services

•	Government Services, including program management and long-term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com.

Forward Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s most recently filed Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors

Lynn Nazareth

Vice President, Investor Relations

713-753-5082

Investors@kbr.com

Media

Marit Babin

Director, Global Communications & Government Relations

713-753-3800

Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Income

(Millions, except for per share data)

(Unaudited)

	Three Months Ended
	June 30,	June 30,	March 31
	2016	2015	2016
Revenues:
Technology & Consulting	$98	$80	$97
Engineering & Construction	621	953	606
Government Services	229	158	210

Subtotal	948	1,191	913
Non-strategic Business	61	190	83

Total revenues	1,009	1,381	996

Gross profit (loss):
Technology & Consulting	15	21	17
Engineering & Construction	35	52	29
Government Services	41	(1)	21

Subtotal	91	72	67
Non-strategic Business	(17)	2	1

Total gross profit	74	74	68

Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—	—
Engineering & Construction	23	40	18
Government Services	10	13	11

Subtotal	33	53	29
Non-strategic Business	—	—	—

Total equity in earnings of unconsolidated affiliates	33	53	29

General and administrative expenses	(34)	(42)	(34)
Asset impairment and restructuring charges	(12)	(17)	(2)
Gain on disposition of assets	2	28	4

Operating income	63	96	65
Other non-operating income (expense)	7	(5)	(5)

Income before income taxes and noncontrolling interests	70	91	60
Provision for income taxes	(23)	(23)	(15)

Net income	47	68	45
Net income attributable to noncontrolling interests	—	(6)	(3)

Net income attributable to KBR	$47	$62	$42

Net income attributable to KBR per share:
Basic	$0.32	$0.43	$0.30
Diluted	$0.32	$0.43	$0.30
Basic weighted average common shares outstanding	142	144	142
Diluted weighted average common shares outstanding	142	144	142
Cash dividends declared per share	$0.08	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Income

(Millions, except for per share data)

(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2016	2015
Revenues:
Technology & Consulting	$195	$152
Engineering & Construction	1,227	1,930
Government Services	439	313

Subtotal	1,861	2,395
Non-strategic Business	144	422

Total revenues	2,005	2,817

Gross profit (loss):
Technology & Consulting	32	40
Engineering & Construction	64	107
Government Services	62	(5)

Subtotal	158	142
Non-strategic Business	(16)	2

Total gross profit	142	144

Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—
Engineering & Construction	41	61
Government Services	21	27

Subtotal	62	88
Non-strategic Business	—	—

Total equity in earnings of unconsolidated affiliates	62	88

General and administrative expenses	(68)	(81)
Asset impairment and restructuring charges	(14)	(19)
Gain on disposition of assets	6	28

Operating income	128	160
Other non-operating income	2	1

Income before income taxes and noncontrolling interests	130	161
Provision for income taxes	(38)	(42)

Net income	92	119
Net income attributable to noncontrolling interests	(3)	(13)

Net income attributable to KBR	$89	$106

Net income attributable to KBR per share:
Basic	$0.62	$0.73
Diluted	$0.62	$0.73
Basic weighted average common shares outstanding	142	144
Diluted weighted average common shares outstanding	142	144
Cash dividends declared per share	$0.16	$0.16

KBR, Inc.: Consolidated Balance Sheets

(Millions)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$804	$883
Accounts receivable, net of allowance for doubtful accounts of $14 and $17	618	628
Costs and estimated earnings in excess of billings on uncompleted contracts (“CIE”)	252	224
Other current assets	127	109

Total current assets	1,801	1,844
Claims and accounts receivable	532	526
Property, plant, and equipment, net of accumulated depreciation of $353 and $352 (including net PPE of $41 and $48 owned by a variable interest entity)	153	169
Goodwill	345	324
Intangible assets, net of accumulated amortization of $92 and $91	50	35
Equity in and advances to unconsolidated affiliates	316	281
Deferred income taxes	95	99
Other assets	140	134

Total assets	$3,432	$3,412

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$479	$438
Billings in excess of costs and estimated earnings on uncompleted contracts (“BIE”)	508	509
Accrued salaries, wages and benefits	161	173
Nonrecourse project debt	9	10
Other current liabilities	217	263

Total current liabilities	1,374	1,393
Pension obligations	274	333
Employee compensation and benefits	99	105
Income tax payable	90	78
Deferred income taxes	117	94
Nonrecourse project debt	41	51
Deferred income from unconsolidated affiliates	92	100
Other liabilities	200	206

Total liabilities	2,287	2,360

KBR shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,080	2,070
Accumulated other comprehensive loss	(808)	(831)
Retained earnings	661	595
Treasury stock	(769)	(769)

Total KBR shareholders’ equity	1,164	1,065
Noncontrolling interests (“NCI”)	(19)	(13)

Total shareholders’ equity	1,145	1,052

Total liabilities and shareholders’ equity	$3,432	$3,412

KBR, Inc.: Consolidated Statements of Cash Flows

(Millions)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2016	2016	2015
Cash flows provided by (used in) operating activities:
Net income	$47	$45	$68
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10	9	8
Equity in earnings of unconsolidated affiliates	(33)	(29)	(53)
Deferred income tax expense (benefit)	5	2	(3)
Gain on disposition of assets	(6)	—	(28)
Other	(2)	8	9
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(29)	54	(52)
Costs and estimated earnings in excess of billings on uncompleted contracts	(33)	5	94
Accounts payable	41	(9)	(33)
Billings in excess of costs and estimated earnings on uncompleted contracts	44	(46)	(35)
Accrued salaries, wages and benefits	9	(20)	4
Reserve for loss on uncompleted contracts	(7)	(16)	(45)
Advances to unconsolidated affiliates, net	—	(8)	(2)
Distributions of earnings from unconsolidated affiliates	8	20	35
Income taxes payable	(11)	1	(4)
Pension funding	(11)	(10)	(10)
Net settlement of derivative contracts	1	(4)	(3)
Other assets and liabilities	(24)	(23)	19

Total cash flows provided by (used in) operating activities	9	(21)	(31)

Cash flows (used in) provided by investing activities:
Purchases of property, plant and equipment	(3)	(3)	(3)
Proceeds from sale of assets or investments	1	—	23
Acquisition of technology businesses, net of cash acquired	—	(22)	—

Total cash flows (used in) provided by investing activities	(2)	(25)	20

Cash flows used in financing activities:
Payments to reacquire common stock	—	(2)	(1)
Distributions to noncontrolling interests	(3)	(6)	(5)
Payments of dividends to shareholders	(12)	(11)	(11)
Excess tax benefits from share-based compensation	—	1	—
Payments on short-term and long-term borrowings	(5)	—	(7)
Other	—	—	1

Total cash flows used in financing activities	(20)	(18)	(23)

Effect of exchange rate changes on cash	(7)	5	7
Decrease in cash and equivalents	(20)	(59)	(27)

Cash and equivalents at beginning of period	824	883	758

Cash and equivalents at end of period	$804	$824	$731

KBR, Inc.: Consolidated Statements of Cash Flows

(Millions)

(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2016	2015
Cash flows used in operating activities:
Net income	$92	$119
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	19	19
Equity in earnings of unconsolidated affiliates	(62)	(88)
Deferred income tax expense (benefit)	7	(3)
Gain on disposition of assets	(6)	(28)
Other	6	10
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	25	(49)
Costs and estimated earnings in excess of billings on uncompleted contracts	(28)	138
Accounts payable	32	(135)
Billings in excess of costs and estimated earnings on uncompleted contracts	(2)	(43)
Accrued salaries, wages and benefits	(11)	4
Reserve for loss on uncompleted contracts	(23)	(82)
(Advances to) payments from unconsolidated affiliates, net	(8)	4
Distributions of earnings from unconsolidated affiliates	28	72
Income taxes payable	(10)	(15)
Pension funding	(21)	(21)
Net settlement of derivative contracts	(3)	(39)
Other assets and liabilities	(47)	(2)

Total cash flows used in operating activities	(12)	(139)

Cash flows (used in) provided by investing activities:
Purchases of property, plant and equipment	(6)	(4)
Proceeds from sale of assets or investments	1	23
Acquisition of technology businesses, net of cash acquired	(22)	—

Total cash flows (used in) provided by investing activities	(27)	19

Cash flows used in financing activities:
Payments to reacquire common stock	(2)	(17)
Acquisition of noncontrolling interest	—	(40)
Distributions to noncontrolling interests	(9)	(12)
Payments of dividends to shareholders	(23)	(23)
Net proceeds from issuance of common stock	—	1
Excess tax benefits from share-based compensation	1	—
Payments on short-term and long-term borrowings	(5)	(7)

Total cash flows used in financing activities	(38)	(98)

Effect of exchange rate changes on cash	(2)	(21)
Decrease in cash and equivalents	(79)	(239)

Cash and equivalents at beginning of period	883	970

Cash and equivalents at end of period	$804	$731

KBR, Inc. Backlog Information (a)

(Millions)

(Unaudited)

	June 30,	March 31,	December 31,
	2016	2016	2015
Technology & Consulting	$360	$394	$430
Engineering & Construction	4,180	4,557	5,148
Government Services	6,392	6,903	6,516

Subtotal	10,932	11,854	12,094
Non-strategic Business	100	165	239

Total backlog	$11,032	$12,019	$12,333

(a)	Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenues in backlog when a contract is awarded under a legally binding commitment. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate depending on estimated revenues and contract duration. Where contract duration is indefinite and clients can terminate for convenience at any time without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog. KBR calculates estimated backlog for long-term contracts associated with the U.K. government’s privately financed initiatives or projects (“PFIs”) based on the dollar equivalent value of work our client is contractually obligated to pay us over the term of the contract. This amount includes the contractual minimum payments plus the value of work to be performed over the life of the contract. We update our assessment of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary. As part of the acquisition of Wyle, we are currently reviewing our backlog policies to determine if any changes are needed commencing in the third quarter of 2016 to reflect the high value engineering service contracts common in that business.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures’ estimated revenues. However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our backlog for projects related to unconsolidated joint ventures totaled $7.7 billion at June 30, 2016 and $8.5 billion at December 31, 2015. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest totaled $175 million and $285 million at June 30, 2016 and December 31, 2015, respectively.

KBR estimates that as of June 30, 2016, 38% of our backlog will be executed within one year. Of this amount, 64% will be recognized in revenues on our condensed consolidated statement of operations and 36% will be recorded by our unconsolidated joint ventures.

As of June 30, 2016, 23% of our backlog was attributable to fixed-price contracts, 49% was attributable to PFI’s, and 28% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component.